Exhibit 99.2

Phillips Edison Limited Partnership

Combined Financial Statements as of September 30, 2017 and December 31, 2016, and for the Nine Months Ended September 30, 2017 and 2016 (Unaudited)

PHILLIPS EDISON LIMITED PARTNERSHIP
TABLE OF CONTENTS

PHILLIPS EDISON LIMITED PARTNERSHIP

COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2017 AND DECEMBER 31, 2016
(Unaudited)
(In thousands)

	September 30, 2017	December 31, 2016
ASSETS
Investment in real estate:
Land and improvements	$191,077	$187,064
Building and improvements	428,833	419,847
Acquired intangible lease assets	5,261	2,164
Total investment in real estate assets	625,171	609,075
Accumulated depreciation and amortization	(249,904)	(244,125)
Total investment in real estate assets, net	375,267	364,950
Cash and cash equivalents	32,052	13,520
Restricted cash	11,078	15,198
Accounts receivable, net	7,357	7,884
Accounts receivable - affiliates	13,717	11,516
Notes receivable - affiliates	7,838	19,574
Investment in affiliates	31,062	31,115
Other assets, net	26,011	27,377
Real estate investment and other assets held for sale	5,802	—
Total assets	$510,184	$491,134

LIABILITIES AND DEFICIT
Liabilities:
Mortgages and loans payable, net	$503,847	$493,724
Deferred income	2,965	3,007
Acquired intangible lease liabilities, net	3,625	2,291
Accounts payable - affiliates	1,138	268
Accounts payable and other liabilities	43,723	47,577
Liabilities of real estate investment held for sale	8,194	—
Total liabilities	563,492	546,867

Deficit:
Accumulated other comprehensive income	666	664
Accumulated deficit	(54,949)	(57,092)
Total partnership deficit	(54,283)	(56,428)
Noncontrolling interests	975	695
Total deficit	(53,308)	(55,733)
Total liabilities and deficit	$510,184	$491,134

See notes to combined financial statements.

PHILLIPS EDISON LIMITED PARTNERSHIP

COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2017	2016
REVENUES:
Rental income	$50,178	$52,245
Tenant recovery income	13,263	15,323
Fees and management income	59,176	54,588
Other property income	918	288
Total revenues	123,535	122,444
EXPENSES:
Property operating	27,406	27,760
Real estate taxes	8,460	8,527
General and administrative	27,992	27,705
Acquisition expenses	—	104
Impairment of real estate assets	4,588	—
Depreciation and amortization	22,344	20,780
Total expenses	90,790	84,876
OTHER:
Interest expense	(14,850)	(14,982)
Transaction expenses	(3,911)	—
Other income, net	4,835	10,104
Total other expense, net	(13,926)	(4,878)
Net income	18,819	32,690
Net income attributable to noncontrolling interests	(283)	(409)
Net income attributable to partners	$18,536	$32,281

COMPREHENSIVE INCOME:
Net income	$18,819	$32,690
Other comprehensive income:
Change in unrealized gain on investment	2	—
Comprehensive income	18,821	32,690
Comprehensive income attributable to noncontrolling interests	(283)	(409)
Comprehensive income attributable to partners	$18,538	$32,281

See notes to combined financial statements.

PHILLIPS EDISON LIMITED PARTNERSHIP

COMBINED STATEMENTS OF DEFICIT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Unaudited)
(In thousands)

	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Partnership Deficit	Noncontrolling Interests	Total Deficit
BALANCE — January 1, 2016	$664	$(71,193)	$(70,529)	$97	$(70,432)
Equity-based compensation expense	—	339	339	—	339
Distributions	—	(14,658)	(14,658)	(3)	(14,661)
Contributions from noncontrolling interests	—	—	—	50	50
Net income	—	32,281	32,281	409	32,690
BALANCE — September 30, 2016	$664	$(53,231)	$(52,567)	$553	$(52,014)

BALANCE — January 1, 2017	$664	$(57,092)	$(56,428)	$695	$(55,733)
Change in unrealized gain on investments	2	—	2	—	2
Equity-based compensation expense	—	63	63	—	63
Distributions	—	(16,242)	(16,242)	(3)	(16,245)
Redeemed partners	—	(214)	(214)	—	(214)
Net income	—	18,536	18,536	283	18,819
BALANCE — September 30, 2017	$666	$(54,949)	$(54,283)	$975	$(53,308)

See notes to combined financial statements.

PHILLIPS EDISON LIMITED PARTNERSHIP

COMBINED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(Unaudited)
(In thousands)

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,819	$32,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,657	21,318
Net amortization of above- and below-market leases	(102)	(14)
Amortization of deferred financing expense	1,127	1,139
Gain on disposal of real estate assets	(2,199)	(9,345)
Loss on write-off of deferred financing expense, capitalized leasing commissions,
and tenant allowance	246	382
Impairment of real estate assets	4,588	—
Change in fair value of derivative	17	71
Equity-based compensation	63	339
Straight-line rent	(357)	198
Other	(134)	—
Changes in operating assets and liabilities:
Accounts receivable, net	432	2,025
Accounts receivable - affiliates	(2,201)	(2,434)
Other assets, net	(4,283)	(2,672)
Accounts payable and other liabilities	5,296	2,545
Accounts payable - affiliates	870	(3)
Deferred income	(33)	(2,887)
Net cash provided by operating activities	43,806	43,352
CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions	(23,210)	(7,510)
Capital expenditures	(16,889)	(14,753)
Net proceeds from sale or disposal of real estate assets	7,758	6,912
Change in restricted cash	2,199	3,216
Distributions from affiliates	55	60
Principal disbursements on notes receivable - affiliates	—	(236)
Principal receipts on notes receivable - affiliates	11,890	—
Net cash used in investing activities	(18,197)	(12,311)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in credit facility borrowings	1,400	25,643
Proceeds from mortgages and loans payable	19,992	330,000
Repayments of mortgages and loans payable	(4,030)	(369,933)
Distributions paid to partners	(24,078)	(14,658)
Redeemed partners	(214)	—
Payments of deferred financing expense	(144)	(3,787)
Other	(3)	(38)
Net cash used in financing activities	(7,077)	(32,773)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	18,532	(1,732)
CASH AND CASH EQUIVALENTS:
Beginning of period	13,520	10,912
End of period	$32,052	$9,180

	2017	2016
SUPPLEMENTAL CASH FLOW DISCLOSURE, INCLUDING NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid for interest during the year	$13,417	$13,750
Capital expenditures in accounts payable	—	228
Change in distributions payable	(7,836)	—
Like-kind exchange of real estate
Proceeds from sale of real estate assets	$—	$10,924
Repayment of fees and related debt	—	(3,711)
Utilization of funds held for acquisitions	(1,541)	(1,588)
Net restricted cash activity — non-cash	$(1,541)	$5,625
See notes to combined financial statements.

PHILLIPS EDISON LIMITED PARTNERSHIP

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands)
1. ORGANIZATION

Phillips Edison Limited Partnership (“PELP” or the “Company”) is engaged in the business of acquiring, developing, redeveloping, owning, leasing, and managing neighborhood shopping centers. As of September 30, 2017, the Company had a portfolio of 81 shopping centers. The centers are primarily grocery-anchored, and the tenant base consists of national, regional, and local retailers. These centers are usually leased to tenants that provide consumers with convenient access to everyday necessity items, such as food and pharmacy items; therefore, the Company believes that the economic performance of these centers is less affected by downturns compared to other retail property types. The Company’s credit risk is concentrated in the retail industry.

On October 4, 2017, the Company completed a transaction to sell certain real estate assets, its captive insurance company, and its third party asset management business to Phillips Edison Grocery Center REIT I, Inc. (“PECO”) in a stock and cash transaction (“PECO transaction”). For a more detailed discussion, see Note 14. Upon completion of the PECO transaction, the Company’s remaining portfolio consisted of five shopping centers.

2. BASIS OF PRESENTATION

For purpose of the combined financial statements, PELP does not represent a legal entity but rather a combination of certain legal entities that hold real estate assets and a real estate management company, along with other related legal entities, all of which are under common ownership and common management. Income from noncontrolling interests is allocated to outside shareholders based on ownership. The combined financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in the combined financial statements. PELP’s results of operations for the nine months ended September 30, 2017, are not necessarily indicative of the operating results expected for the full year. The combined financial statements of PELP include the financial position, results of operations, and cash flows for the nine months ended September 30, 2017 and 2016, of the following entities:

Entity Name
12 West Station LLC	Mayfair Station LLC
Aegis Realty Operating Partnership, LP	Melbourne Station LLC
Aegis Waterford, LLC	Miramar Station LLC(1)
Ashland Junction LLC	Monfort Heights Station LLC
Ashland Junction II LLC	Monfort Heights Station II LLC(4)
B. & O., Ltd.	Mountain Park Station LLC
Barclay Station LLC(5)	Mountain View Station LLC(4)
Barnwell Station LLC	New Market Station LLC
Belvedere Station LLC	Nordan Station LLC
Birdneck Station LLC	Northlake Station LLC
Buckingham Station LLC	Northside Station LLC
Cactus Station LLC	Orchard Plaza Station LLC

Catawba Station LLC(1)	Page Station LLC
Cedar Hills - West LLC	Palmetto Station LLC
Cell 2007-6 of Global Re SCC (Captive)(1)	Park Place Station LLC
Centre Stage Station LLC	Parkway Station LLC
Civic Center Station Ltd.	Parsons Village Station LLC
Commerce GP LLC	PECO II Inc.
Commerce Station LP	PECO-Griffin REIT Advisor LLC(2)
Countryside Station LLC	PECO Heritage LLC
Crossroads Asheboro Station LLC	PECO Lassen LLC(4)
Delafield Station LLC(3)	PECO Winery LLC(5)
Doubleday Station Member LLC	Phillips Edison & Co NTR LLC
Dunlop Station LLC	Phillips Edison & Co NTR II LLC
Dutch Square II LLC(1)	Phillips Edison & Co NTR III LLC
Dutch Square LLC(1)	Phillips Edison & Company, Ltd. and Subsidiaries
East Pointe Station II LLC	Phillips Edison HoldCo LLC
East Pointe Station LLC	Phillips Edison Limited Partnership
Eastland Station LLC	Pipestone Station LLC
Edgecombe Station LLC	Plaza of the Oaks Station LLC
Edgewood Station LLC	Portland Station LLC
Emporia Station LLC	Powell Villa Station LLC
Everson Station LLC(3)	Promenade Station LLC
Fairview Station LLC	Quail Valley Station LLC
Forest Park Station LLC	Quincy Station LLC(1)
Forest Park Station II LLC	Rio Rancho Station LLC
Gateway Station LLC	Riverplace Station LLC(2)
Geist Station LLC	Rolling Hills Station LLC
GlenEagles Station LLC	Rt. 24 & Marketplace LLC
Goshen Station Ltd	SCB II Management CO.
Governor's Square Station LLC	Silver Rock Insurance, Inc.
Greenwood Station LLC	Smoketown & Veronica LLC
Guadalupe Station LLC	South Oaks Station LLC
Heritage Oaks Station L.P.	Southaven Station LLC(1)
Hickory Station LLC	Southgate (Ohio) Station LLC(5)
High Point Village Station LLC	Stations West - Shelley, LLC(1)
Highland Fair Station LLC	Stations West Developments LLC(1)
Hillside - West LLC	Stations West-Saratoga, LLC
Jackson Junction Ltd.	Summerville Station LLC
Jasper Station LLC	The Phillips Edison Group LLC
Kokomo Station LLC(1)	Timberlake Station LLC
Lafayette Station LLC	Towne Crossing Station Limited Partnership
Lakeside Center Station LLC(1)	Upper Deerfield Station LP
Lakeside Square Station LLC(1)	Vaughns Station LLC
Landen Station LLC	Village Mooresville Station LLC

LaPlata IV LLC	Western Square Station LLC
LaPlata North LLC	WG Station Holding Company LLC
LaPlata Plaza LLC	WG Station IX LLC
LaPlata South LLC	WG Station VI LLC
Lassen Station L.P.(4)	White Oaks Station LLC
Lilburn Corners Ltd	Willowbrook Commons LLC(2)
Louisa Junction Ltd.(1)	Windsor Station LLC
Marion Station LLC	Winery Square Station L.P.
Marketplace Station LLC

(1)	Entities disposed or terminated in 2016

(2)	Entities acquired or established in 2016

(3)	Entities acquired in 2017

(4)	Entity disposed in 2017

(5)	Entity structure changed in 2017

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Certain of the Company’s accounting estimates are particularly important for an understanding of its financial position and results of operations and require the application of significant judgment by management. For example, significant estimates and assumptions have been made with respect to the useful lives of assets; recoverable amounts of receivables; initial valuations of tangible and intangible assets and liabilities and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions; and other fair value measurement assessments required for the preparation of the combined financial statements. As a result, these estimates are subject to a degree of uncertainty.

Set forth below is a summary of the significant accounting estimates and policies that management believes are important to the preparation of the Company’s combined interim financial statements.

Use of Estimates — The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting periods. For example, significant estimates and assumptions have been made with respect to the useful lives of assets, recoverable amounts of receivables, deferred costs, and other fair value measurement assessments required for the preparation of the combined financial statements. Actual results could differ from those estimates.

Credit Risk — The Company operates in one industry, which includes the acquiring, developing, redeveloping, owning, leasing, and managing of real estate. No single tenant accounts for more than 10% of annualized base rent in any of the periods presented. Financial instruments potentially subjecting the Company to concentrations of credit risk consist principally of (1) cash and cash equivalent instruments, which are held at financial institutions of high credit quality, and (2) tenant receivables, whose credit risk is distributed among numerous tenants in different industries and across several geographical areas.

Held for Sale Entities — The Company considers assets to be held for sale when management believes that a sale is probable within a year. This generally occurs when a sales contract is executed with no substantive contingencies and the prospective buyer has significant funds at risk. Assets that are classified as held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. Amounts recorded on the combined balance sheets, except for cash and cash equivalents, exclude amounts held for sale.

Investment in Real Estate — Real estate assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. The estimated useful lives for computing depreciation are generally 5-7 years for furniture, fixtures, and equipment, 15 years for land improvements, and 30 years for buildings and building improvements. Tenant improvements are amortized over the shorter of the respective lease term or the expected useful life of the assets. Major replacements that extend the useful lives of the assets are capitalized, and maintenance and repair costs are expensed as incurred. For the nine months ended September 30, 2017 and 2016, depreciation expense was $16,634 and $15,861, amortization expense was $4,435 and $4,722, and the loss on write-off of unamortized assets was $1,275 and $197, respectively. There was no capitalized interest for the nine months ended September 30, 2017 and 2016.

Real estate assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable, or at least annually. In such an event, a comparison will be made of the projected operating cash flows of each property on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to estimated fair values to reflect impairment in the value of the asset. The Company recorded an impairment of $4,588 for the nine months ended September 30, 2017. No impairment on real estate assets was recorded for the nine months ended September 30, 2016.

The results of operations of acquired properties are included in the Company’s results of operations from their respective dates of acquisition. The Company assesses the acquisition-date fair values of all tangible assets, identifiable intangibles, and assumed liabilities using methods (e.g., discounted cash flow analysis and replacement cost) that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant. Certain acquisition-related costs are capitalized and allocated to the tangible and identifiable intangible assets based on their respective acquisition-date fair values, and amortized over the same useful lives of the respective tangible and identifiable intangible assets. The fair values of buildings and improvements are determined on an as-if-vacant basis. The estimated fair value of acquired in-place leases is the cost the Company would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include leasing commissions, legal costs, and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, the Company evaluates the time period over which such occupancy levels would be achieved. Such evaluation includes an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance, and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition are amortized over the weighted-average remaining lease terms.

Acquired above- and below-market lease values are recorded based on the present value (using interest rates that reflect the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of the market lease rates for the corresponding in-place leases. The capitalized above- and below-market lease values are amortized as adjustments to rental income over the remaining terms of the respective leases. The
Company also considers fixed-rate renewal options in its calculation of the fair value of below-market leases and the periods over which such leases are amortized. If a tenant has a unilateral option to renew a below-market lease and the Company determines that the tenant has a financial incentive to exercise such option, the Company includes such an option in the calculation of the fair value of such lease and the period over which the lease is amortized.

The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, management includes real estate taxes, insurance, other operating expenses, and estimates of lost rentals at market rates during the expected lease-up periods.

Cash and Cash Equivalents — The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts. The cash and cash equivalent balances at one or more of the Company’s financial institutions exceeds the Federal Depository Insurance Corporation (FDIC) insurance coverage.

Restricted Cash — Restricted cash and investments primarily consists of cash restricted for the purposes of facilitating an Internal Revenue Code §1031 tax-free exchange (“§1031 exchange”), escrowed tenant improvement funds, real estate taxes, capital improvement funds, insurance premiums, other amounts required to be escrowed pursuant to loan agreements, and other investments.

Accounts Receivable, Net — The Company continuously monitors the collectibility of its accounts receivable (billed and unbilled, including straight-line rent) from specific tenants and analyzes historical bad debts, customer creditworthiness, current economic trends, and changes in tenant payment terms when evaluating the adequacy of the allowance for bad debts. When tenants are in bankruptcy, the Company makes estimates of the expected recovery of pre- and post-petition claims. The period to resolve these claims can exceed one year. Management believes the allowance is adequate to absorb currently estimated bad debts. However, if the Company experiences bad debts in excess of the allowance management has established, its operating income would be reduced. Accounts receivable in the accompanying combined balance sheets are shown net of an allowance for doubtful accounts of $759 and $1,061 as of September 30, 2017 and December 31, 2016, respectively.

Investment in Affiliates — The Company accounts for its investments in PECO and Phillips Edison Grocery Center REIT II, Inc. (“NTR II”) as available-for-sale securities. The investments in PECO and NTR II are adjusted as their share prices are revalued. The Company’s cost basis for these investments as of September 30, 2017 and December 31, 2016, was $25,986. The balance in Accumulated Other Comprehensive Income was $666 and $664 as of September 30, 2017 and December 31, 2016, respectively. The fair value of these investments as of September 30, 2017 and December 31, 2016, was $26,652 and $26,649, respectively. All other affiliates the Company has investments in are accounted for under the equity method or the cost method of accounting (see Note 11) and their related income (loss) is recorded in Other Income, Net on the Company’s combined statements of income.

On a periodic basis, the Company evaluates its investments in affiliates for impairment in accordance with Accounting Standards Codification (“ASC”) Topic 320, Investments – Debt and Equity Securities. The Company assesses whether there are any indicators that the value of its investments in affiliates may be impaired. An investment in an affiliate is considered impaired only if the Company determines that its estimated fair value is less than the net carrying value on an other-than-temporary basis. The Company considers various qualitative and quantitative factors to determine if there are indicators of impairment, including, but not limited to, significant deterioration in the operating performance of the investee, significant adverse changes in the operating environment, and losses on sale transactions with respect to underlying assets. The Company considers various qualitative factors to determine if a decrease in the value of its investment is other-than-temporary. These factors include the Company’s intent and ability to retain its investment in the entity as well as financial condition and long-term prospects of the entity. If the Company believes that the decline in the fair value of the investment is temporary, no impairment charge is recorded. If the analysis indicates that there is an other-than-temporary impairment related to the investment in a particular entity, the carrying value of the investment will be adjusted to an amount that reflects the estimated fair value of the investment (see Note 13).

During the nine months ended September 30, 2017 and 2016, the Company did not identify indicators of other-than-temporary impairment that would require recording an impairment charge.

Other Assets, Net — Other Assets, Net consists primarily of prepaid expenses, deposits, deferred financing expense, tenant allowance, and leasing costs, which are amortized using the straight-line method over the terms of the respective agreements (see Note 4). Deferred financing expenses are capitalized and amortized on a straight-line basis over the term of the related financing arrangement, which approximates the effective interest method.

Revenue Recognition — The Company commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. The determination of who is the owner of the tenant improvements, for accounting purposes, determines the nature of the leased asset and when revenue recognition under a lease begins. If the Company is the owner of the tenant improvements, for accounting purposes, then the leased asset is the finished space, and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete.

If the Company concludes that it is not the owner of the tenant improvements (the lessee is the owner), for accounting purposes, then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized over the term of the lease. In these circumstances, the Company begins revenue recognition when the lessee takes possession of the unimproved space to construct their own improvements. The Company considers a number of different factors in evaluating whether it or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retains legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease; and

•	who constructs or directs the construction of the improvements.

The Company recognizes rental income on a straight-line basis over the term of each lease, including those that include periodic and determinable adjustments to rent. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of Other Assets, Net. Due to the impact of the straight-line adjustments, rental income generally will be greater than the cash collected in the early years and will be less than the cash collected in the later years of a lease. For percentage rental income, the Company defers recognition of contingent rental income until the specified target (i.e. breakpoint) that triggers the contingent rental income is achieved. Percentage revenues were $446 and $412 for the nine months ended September 30, 2017 and 2016, respectively.

Reimbursements from tenants for recoverable real estate tax and operating expenses are accrued as revenue in the period in which the applicable expenses are incurred. The Company makes certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. The Company does not expect the actual results to materially differ from the estimated reimbursements.

The Company periodically reviews the collectability of outstanding receivables. Allowances will be taken for those balances that it deems to be uncollectible, including any amounts relating to straight-line rent receivables and/or receivables for recoverable expenses. For the nine months ended September 30, 2017 and 2016, $779 and $392, respectively, of bad debt expense was recorded and included as a component of Property Operating in the combined statements of income.

The Company records lease termination income if there is a signed termination agreement, all of the conditions of the agreement have been met, collectability is reasonably assured, and the tenant is no longer occupying the property. Upon early lease termination, the Company provides for losses related to unrecovered tenant-specific intangibles and other assets.

Revenues from management, leasing, and other fees charged, based on the various management agreements executed, are recognized in the period in which the services have been provided and the earnings process is complete (See Note 11).

Gain on Disposition of Property — The Company recognizes sales of assets only upon the closing of the transaction with the purchaser, and if the collectibility of the sales price is reasonably assured, it is not obligated to perform any significant activities after the sale to earn the profit, it has received adequate initial investment from the purchaser, and other profit recognition criteria have been satisfied. The Company may defer recognition of gains in whole or in part until: (i) the profit is determinable, meaning that the collectibility of the sales price is reasonably assured or the amount that will not be collectible can be estimated; and (ii) the earnings process is virtually complete, meaning that the Company is not obliged to perform any significant activities after the sale to earn the profit.

Fair Value Measurements — ASC 820, Fair Value Measurement (“ASC 820”) defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement. Fair value is defined by ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:
Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3—Unobservable inputs, only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

Income Tax — The Company is comprised of partnerships, limited liability companies, and subchapter S corporations, which file tax returns for which the partners/members and shareholders are responsible for their respective shares of entity income.

The Company’s captive insurance company, Silver Rock Insurance, Inc., which was formed in December of 2015, is a subchapter C corporation subject to federal income tax on income earned through its business activities. Income taxes have been provided for on the asset and liability method as required by GAAP. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of taxable assets and liabilities.
As of September 30, 2017 and December 31, 2016, the Company had net deferred tax assets of $231 and $270, respectively, comprised of differences between the basis of accounting for federal income tax reporting and GAAP reporting on insurance premium income, deductibility of loss reserves, and the amortization of organizational startup costs. In assessing whether the deferred tax assets are realizable, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Deferred tax assets and deferred tax liabilities are included in Other Assets, Net on the accompanying combined balance sheets as of September 30, 2017 and December 31, 2016.
As of September 30, 2017 and 2016, there were no permanent differences that would cause the effective tax rate to differ from the U.S. statutory rate of 34%. As of September 30, 2017 and December 31, 2016, there were no significant uncertain tax positions.

Newly Adopted and Recently Issued Accounting Pronouncements — The Company adopted Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, on January 1, 2017, and applied it prospectively. For a more detailed discussion of this adoption, see Note 5.

The following table provides a brief description of recent accounting pronouncements that could have a material effect on the Company’s financial statements:

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2017-05, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20)
This update amends existing guidance in order to provide consistency in accounting for the derecognition of a business or nonprofit activity. It is effective for annual reporting periods beginning after December 15, 2018, but early adoption is permitted.
January 1, 2019
The Company will adopt this standard concurrently with ASU 2014-09, listed below. The Company expects the adoption will impact its transactions that are subject to the amendments, which, although expected to be infrequent, would include a partial sale of real estate or contribution of a nonfinancial asset to form a joint venture.

ASU 2016-18, Statement of Cash Flows (Topic 230)
This update amends existing guidance in order to clarify the classification and presentation of restricted cash on the statement of cash flows. It is effective for annual reporting periods beginning after December 15, 2018, but early adoption is permitted.
January 1, 2018
Upon adoption, the Company will include amounts generally described as restricted cash within the beginning-of-period and end-of-period total amounts on the statement of cash flows rather than within an activity on the statement of cash flows.

ASU 2016-15, Statement of Cash Flows (Topic 230)
This update addresses the presentation of eight specific cash receipts and cash payments on the statement of cash flows. It is effective for annual reporting periods beginning after December 15, 2018, but early adoption is permitted.
		January 1, 2018	The Company is currently evaluating the impact the adoption of this standard will have on its combined financial statements. The Company anticipates an early adoption as of January 1, 2018.
ASU 2016-02, Leases (Topic 842)
This update amends existing guidance by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. It is effective for annual reporting periods beginning after December 15, 2019, but early adoption is permitted.
		January 1, 2020	The Company is currently evaluating the impact the adoption of this standard will have on its combined financial statements.
ASU 2016-01, Financial Instruments
This update amends existing guidance by measuring equity securities, except those accounted for under the equity method or result in consolidation, at fair value with changes in fair value recognized through net income. It is effective for annual reporting periods beginning after December 15, 2018, but early adoption is permitted.
		January 1, 2019	The Company is currently evaluating the impact the adoption of this standard will have on its combined financial statements.
ASU 2014-09, Revenue from Contracts with Customers
This update outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU 2014-09 states that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” While ASU 2014-09 specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate or equipment. In 2015, the FASB provided for a one-year deferral of the effective date for ASU 2014-09, making it effective for annual reporting periods beginning after December 15, 2018.
January 1, 2019, except for Tenant Recovery Income, which will follow the adoption date of ASU 2016-02 on January 1, 2020
The Company’s revenue-producing contracts are primarily leases that are not within the scope of this standard. As a result, the Company does not expect the adoption of this standard to have a material impact on its rental income. The Company continues to evaluate the effect of this standard on its other sources of revenue. These include fees and management income and reimbursement amounts it receives from tenants for operating expenses such as real estate taxes, insurance, and other common area maintenance. However, the Company currently does not believe the adoption of this standard will significantly affect the timing of the recognition of its fees and management income and reimbursement revenue. The Company currently plans to adopt this guidance on a modified retrospective basis.

4. OTHER ASSETS, NET

The summary of Other Assets, Net as of September 30, 2017 and December 31, 2016, is as follows:

	September 30, 2017	December 31, 2016
Deferred leasing commissions and costs	$48,917	$45,784
Tenant allowances	11,334	12,254
Deferred financing costs	1,005	1,005
Accumulated amortization	(45,343)	(41,775)
Net long-term amortizable assets	15,913	17,268
Deferred rent receivable, net	6,915	6,668
Prepaid expenses	2,997	2,212
Deposits and miscellaneous receivables	186	1,229
Total	$26,011	$27,377

5. ACQUISITIONS AND DISPOSITIONS

Acquisitions — In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This update amends existing guidance in order to clarify when an integrated set of assets and activities is considered a business. The Company adopted ASU 2017-01 on January 1, 2017, and applied it prospectively. Under this new guidance, most of the Company's real estate acquisition activity will no longer be considered a business combination and will instead be classified as an asset acquisition. As a result, most acquisition-related costs that would have been recorded on the Company's combined statements of income as Acquisition Expense have been capitalized and will be amortized over the life of the related assets. Costs incurred related to properties that were not ultimately acquired are recorded as Acquisition Expenses on the Company’s combined statements of income. As of September 30, 2017, none of the Company's real estate acquisitions in 2017 met the definition of a business; therefore, the Company accounted for all as asset acquisitions.

During the nine months ended September 30, 2017, the Company acquired two grocery-anchored shopping centers. During the nine months ended September 30, 2016, the Company acquired one grocery-anchored shopping center.

For the nine months ended September 30, 2017 and 2016, the Company allocated the purchase price of acquisitions to the fair value of the assets acquired and liabilities assumed as follows:

	2017	2016
Land and improvements	$10,073	$2,569
Building and improvements	13,631	6,760
Acquired in-place leases	3,063	1,174
Acquired above-market leases	33	70
Acquired below-market leases	(1,450)	(1,423)
Total assets and lease liabilities acquired	$25,350	$9,150

The weighted-average amortization periods for in-place, above-market, and below-market lease intangibles acquired during the nine months ended September 30, 2017 and 2016, are as follows (in years):

	2017	2016
Acquired in-place leases	18	15
Acquired above-market leases	3	8
Acquired below-market leases	24	25

Dispositions — During each of the nine months ended September 30, 2017 and 2016, the Company completed the sale of one operating property and one outparcel. The amounts recognized from the sale of these properties are as follows:

	2017	2016
Operating properties
Net sales proceeds	$7,500	$5,710
Gain on disposition(1)	3,132	2,842
Outparcels
Net sales proceeds	$500	$1,529
Gain on disposition(1)	209	425

(1)	The gain on dispositions of properties is recorded in Other Income, Net on the combined statements of income.

Property Held for Sale — As of September 30, 2017, one property was classified as held for sale as it was under contract to sell, with no substantive contingencies, and the prospective buyer had significant funds at risk. On October 6, 2017, the Company sold this property for $9,300, for a net gain of $2,770. A summary of assets and liabilities for the property held for sale as of September 30, 2017, is below:

September 30, 2017
ASSETS
Total investment in real estate assets, net	$5,282
Restricted cash	380
Accounts receivable, net	95
Other assets, net
Deferred rent receivable, net	28
Deposits and miscellaneous receivables	10
Prepaid expenses	7
Real estate investment and other assets held for sale	$5,802

LIABILITIES
Liabilities:
Mortgages and loans payable, net	$8,000
Deferred income	9
Accounts payable and other liabilities	185
Liabilities of real estate investment held for sale	$8,194

Like-Kind Exchanges — As of December 31, 2016, proceeds from four sold properties were held in escrow for future acquisitions as part of §1031 exchanges, which entails selling a property and reinvesting the proceeds in one or more properties that are similar in nature, character, or class within 180 days. Proceeds from three of these properties were applied to the two properties purchased in the nine months ended September 30, 2017. The one remaining property was removed from the §1031 exchange program and the funds were released from escrow to the Company.

6. ACQUIRED INTANGIBLE LEASES

Acquired intangible leases consisted of the following as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Acquired in-place leases	$5,158	$2,094
Acquired above-market leases	103	70
Acquired intangible lease assets	5,261	2,164
Accumulated amortization	(275)	(43)
Acquired intangible lease assets, net	$4,986	$2,121

Acquired below-market lease liabilities	$3,770	$2,320
Accumulated amortization	(145)	(29)
Acquired intangible lease liabilities, net	$3,625	$2,291

Summarized below is the amortization recorded on acquired intangible leases for the nine months ended September 30, 2017 and 2016:

	2017	2016
In-place leases	$217	$22
Above-market leases	15	2
Total intangible lease asset amortization	$232	$24

Below-market lease liability amortization	$116	$16

7. MORTGAGES AND LOANS PAYABLE

The following is a summary of the outstanding principal balances of the Company’s debt obligations as of September 30, 2017 and December 31, 2016:

	Interest Rate	September 30, 2017	December 31, 2016
Term loans due 2019(1)	3.29%-5.19%	$345,000	$330,000
Revolving credit facility(1)(2)	3.29%	87,091	44,791
Mortgages payable(3)	4.16%-7.21%	71,863	122,157
Note payable due 2018	2.87%	2,269	—
Assumed market debt adjustments, net(4)		(152)	(174)
Deferred financing costs(5)		(2,224)	(3,050)
Total		$503,847	$493,724

(1)
As of September 30, 2017, the LIBOR portion of the interest rate on $315,000 of the Company’s outstanding variable-rate debt was, effectively, capped at 2.5% by four interest rate cap agreements maturing in July 2018.

(2)
The gross borrowings under the Company’s revolving credit facility were $64,500 and $96,341, and gross payments were $63,100 and $74,409 during the nine months ended September 30, 2017 and 2016, respectively.

(3)
Due to the non-recourse nature of the Company’s fixed-rate mortgages, the assets and liabilities of the related properties are neither available to pay the debts of the combined property-holding limited liability companies nor constitute obligations of such combined limited liability companies as of September 30, 2017.

(4)	Net of accumulated amortization of $276 and $255 as of September 30, 2017 and December 31, 2016, respectively.

(5)
Net of accumulated amortization of $2,498 and $2,210 as of September 30, 2017 and December 31, 2016, respectively. Deferred financing costs related to the revolving credit facility are recorded in Other Assets, Net, and were $475 and $726, as of September 30, 2017 and December 31, 2016, respectively, which is net of accumulated amortization of $530 and $279, respectively.

The allocation of total debt between fixed- and variable-rate as well as between secured and unsecured, excluding market debt adjustments and deferred financing costs, as of September 30, 2017 and December 31, 2016, is summarized below:

	September 30, 2017	December 31, 2016
As to interest rate:
Fixed-rate debt	$74,132	$122,157
Variable-rate debt	432,091	374,791
Total	$506,223	$496,948
As to collateralization:
Unsecured debt	$32,269	$30,000
Secured debt	473,954	466,948
Total	$506,223	$496,948

Below is a listing of the Company’s maturity schedule with the respective principal payment obligations, excluding market debt adjustments and deferred financing costs as of September 30, 2017:

	2017	2018	2019	2020	2021	Thereafter	Total
Term loans(1)	$—	$—	$345,000	$—	$—	$—	$345,000
Revolving credit facility(1)	—	—	87,091	—	—	—	87,091
Mortgages payable	439	1,763	3,747	1,862	1,967	62,085	71,863
Note payable	1,361	908	—	—	—	—	2,269
Total maturing debt	$1,800	$2,671	$435,838	$1,862	$1,967	$62,085	$506,223

(1)
The unsecured $30 million term loan and secured credit facilities, which includes the $315 million term loan and the revolving credit facility, have options to extend their maturities to 2020 and 2021, respectively. A maturity date extension for the unsecured term loan facility requires the payment of an extension fee of 0.25% of the outstanding principal amount. The secured credit facility may extend for two twelve-month periods, requiring an extension fee of 0.15% of the outstanding principal amount for each extension.

8. LEASES

Approximate future rental income to be received under noncancelable operating leases, assuming no new or renegotiated leases or option extensions on lease agreements, is as follows:

Year	Amount
Remaining 2017	$17,973
2018	61,799
2019	54,052
2020	45,684
2021	36,577
Thereafter	122,419
Total	$338,504

9. COMMITMENTS AND CONTINGENCIES
Leases — The Company leases office space and equipment under long-term and short-term operating and capital leases. Total rental expense for long-term operating leases was $2,159 and $2,078 for the nine months ended September 30, 2017 and 2016, respectively. Minimum rental commitments under noncancelable operating and capital leases as of September 30, 2017, are as follows:

Year	Amount
Remaining 2017	$230
2018	813
2019	524
2020	85
2021	—
Thereafter	—
Total	$1,652

Commitments and Contingencies — The Company is subject to numerous federal, state, and local environmental laws and regulations. The Company believes that the ultimate disposition of currently known environmental matters will not have a material effect on financial position, liquidity, or operations; however, the Company can give no assurance that existing environmental studies with respect to the shopping centers have revealed all potential environmental liabilities; that any previous owner, occupant, or tenant did not create any material environmental condition not known to the Company; that the current environmental condition of the shopping centers will not be affected by tenants and occupants, by the condition of nearby properties, or by unrelated third parties; or that changes in applicable environmental laws and regulations or their interpretation will not result in additional environmental liability to the Company.

The Company is subject to legal and other claims incurred in the normal course of business. Based upon reviews and consultation with counsel of such matters known to exist, the Company does not believe that the ultimate outcome of these claims will materially affect the Company’s financial position or results of operations or cash flows.

10. DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives — The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposure to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and through the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of its known or expected cash receipts and its known or expected cash payments principally related to its investments and borrowings.

Derivatives Not Designated as Hedging Instruments — The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate caps, which effectively place a cap on the LIBOR portion of its interest rate. Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements and other identified risks, but do not meet the strict hedge accounting requirements to be classified as hedging instruments. Changes in the fair value of these derivative instruments, as well as any payments, are recorded directly in Other Income, Net and resulted in a loss of $17 and $71 for the nine months ended September 30, 2017 and 2016, respectively.

The following is a summary of the Company’s interest rate caps that were not designated as cash flow hedges of interest rate risk as of September 30, 2017:

Count	Notional Amount	LIBOR Cap	Maturity Date
4	$315,000	2.5%	July 1, 2018

11. RELATED-PARTY TRANSACTIONS

Phillips Edison Grocery Center REIT I, Inc. — PECO is a public non-traded real estate investment trust (“REIT”) formed in October 2009, co-sponsored by an affiliate of the Company. During the nine months ended September 30, 2017 and 2016, PECO was required by advisory and property management agreements to pay PELP subsidiaries certain fees related to acquiring and managing properties for PECO. Upon completion of the PECO transaction on October 4, 2017, the advisory and property management agreements were terminated.

Phillips Edison Grocery Center REIT II, Inc. — NTR II is a public non-traded REIT formed in June 2013, co-sponsored by an affiliate of the Company. NTR II is required by advisory and property management agreements to pay PELP subsidiaries certain fees related to acquiring and managing properties for NTR II.

Phillips Edison Grocery Center REIT III, Inc. — Phillips Edison Grocery Center REIT III, Inc. (“NTR III”) is a nonpublic non-traded REIT formed in April 2016, co-sponsored by an affiliate of the Company along with Griffin Capital Corporation (“Griffin Capital”). NTR III is required by advisory and property management agreements to pay PELP subsidiaries certain fees related to acquiring and managing properties for NTR III.

In December 2016, PELP and NTR III entered into a bridge loan where PELP loaned NTR III $11,390, with an interest rate of LIBOR + 2.25%, maturing on December 31, 2018. The loan was secured with a mortgage on a property acquired by NTR III. As of December 31, 2016, NTR III owed PELP $12 of interest related to the loan. In August 2017 the principal balance and all outstanding interest were paid back in full.

As of September 30, 2017 and December 31 2016, PELP had incurred $3,904 and $1,709, respectively, of organizational and offering costs related to NTR III, all of which is recorded in Accounts Receivable - Affiliates on the combined balance sheets. Since NTR III’s initial public offering has not commenced, PELP has only charged NTR III organizational and offering costs related to its private placement. As such, as of September 30, 2017 and December 31, 2016, PELP has charged organizational and offering costs of $2,000 and $39, respectively, to NTR III. Part of the receivable from NTR III includes an unpaid amount to Griffin Capital for offering costs of $1,138 and $266 as of September 30, 2017 and December 31 2016, respectively.

Phillips Edison Value Added Grocery Venture, LLC — Phillips Edison Value Added Grocery Venture, LLC (“Necessity Retail Partners”) was formed in March 2016 between (1) PE OP II Value Added Grocery, LLC, a wholly owned subsidiary of NTR II, (2) a limited partnership affiliated with TPG Real Estate, and (3) PECO Value Added Grocery Manager, LLC (“PECO Member”), a wholly-owned subsidiary of PELP. Necessity Retail Partners is managed by the PECO Member and is required to pay certain fees to the PECO Member related to acquiring and managing properties for Necessity Retail Partners. As of September 30, 2017 and December 31, 2016, Phillips Edison HoldCo LLC, a wholly owned subsidiary of PELP, was the guarantor for up to $50,000 of Necessity Retail Partners’ debt. Upon completion of the PECO transaction on October 4, 2017, PECO replaced Phillips Edison HoldCo LLC as the guarantor for that debt.

PECO Real Estate Partners and Affiliates — The following related parties are included in PECO Real Estate Partners (“PREP”) and Affiliates in the table below.

PECO Real Estate Partners — PREP is a real estate development company. The Company entered into a delayed draw note receivable with PREP in May 2015 for a balance up to $4,500. The loan terms call for seven draws from the Company to PREP in an amount of $500 each through August 4, 2015, and

PREP may request up to two additional draws in an amount of no less than $500 each. The delayed draw commitment expired on September 30, 2017, at which time it converted into a term loan with a maturity date of December 15, 2017. The outstanding balance incurs interest at a rate of LIBOR + 5.65%, accrued daily. As of September 30, 2017 and December 31, 2016, the outstanding loan balance, including accrued interest, was $3,541 and $3,537, respectively.

Phillips Edison Strategic Investment Fund I LLC — Phillips Edison Strategic Investment Fund I LLC (“SIF I”) is a limited liability company formed in February 2007. The Company owns 6.94% of SIF I and 23% of PECO Strategic Investment Manager LLC, which manages the SIF I assets. SIF I made a liquidating cash distribution to the common shareholders in December 2013, subject to the retention of appropriate reserves for operating expenses and any contingent liabilities following the termination of the fund. In 2014, after the disposal of the two remaining operating real estate assets, the Company received additional distribution income. In the second quarter of 2017, after SIF I disposed of a land parcel, the Company received its final distribution.

Phillips Edison Strategic Investment Fund II LLC — Phillips Edison Strategic Investment Fund II LLC (“SIF II”) is a limited liability company formed in October 2010. The Company owns 8.75% of SIF II and 24% of PECO Strategic Investment Manager II LLC, which manages the SIF II assets.

Phillips Edison Strategic Investment Fund III LP — Phillips Edison Strategic Investment Fund III LP (“SIF III”) is a limited partnership formed in October 2010. SIF III is managed by PECO Strategic Investment Fund GP III LLC.

PECO Net Lease Income Fund LLC — PECO Net Lease Income Fund LLC (“NLIF”) is a limited liability company that holds net leased assets. The Company owns a 1.26% interest in NLIF, and NLIF is also owned by other PELP partners.

Blue Sky Corporate Ranch — Blue Sky Corporate Ranch is a ranch that is owned by Mike Phillips and Jeff Edison. The Company entered into a note receivable with Blue Sky Corporate Ranch in 2014 in the amount of $5,262, which included $663 of accrued interest through November 30, 2014. The outstanding balance incurs interest at a rate of LIBOR + 5.5%. The payment terms of the note include payment of $500 due on December 1, 2014, and each year thereafter. The outstanding balance, including accrued interest, as of September 30, 2017 and December 31, 2016, was $4,338 and $4,684, respectively.

SCB Air, LLC and SCB Air II, LLC — SCBAir, LLC and SCBAir II, LLC are related-party entities that operate small airplanes. The total paid to SCBAir, LLC and SCBAir II, LLC for the nine months ended September 30, 2017 and 2016, was $1,373 and $1,294, respectively, which is reflected in General and Administrative on the combined statements of income.

Dutch Square Cinema LLC — Dutch Square Cinema LLC (“Dutch”), which operates a public cinema, was a related-party entity owned by 17 of PELP’s partners. Dutch rented its facilities from a PELP subsidiary through December 29, 2016, at which point the subsidiary was sold to a non-related party. The rent paid by Dutch while it was a related-party entity for the nine months ended September 30, 2016, was $478.

Summarized below is the detail of the Company’s outstanding receivable balance from related parties as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
PECO	$4,336	$4,213
NTR II	2,444	2,442
NTR III	3,932	13,504
PREP and affiliates	9,118	9,271
SCB Air I & II	1,538	1,534
Necessity Retail Partners	187	126
Total	$21,555	$31,090

Summarized below is the detail of the Company’s investment in affiliates as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
PECO	$26,449	$26,449
NTR II	202	200
NTR III	700	700
PREP and affiliates	3,711	3,766
Total	$31,062	$31,115

Summarized below are the fees earned by and the expenses reimbursable to the Company from related parties for the nine months ended September 30, 2017:

	PECO	NTR II	NTR III	PREP and Affiliates	Necessity Retail Partners	Total
Acquisition fees	$1,186	$1,479	$—	$—	$—	$2,665
Asset management fee (Class B unit distributions)	2,392	458	—	—	—	2,850
Asset management fees	13,310	7,953	110	—	286	21,659
Development/construction management fees	1,367	577	—	—	85	2,029
Due diligence expenses	568	412	—	—	120	1,100
Insurance premiums	405	241	—	—	—	646
Leasing commissions	6,231	2,546	5	—	586	9,368
Property management fees	7,986	4,356	37	—	656	13,035
Other fees and reimbursements	6,047	2,631	373	203	289	9,543
Total	$39,492	$20,653	$525	$203	$2,022	$62,895

Summarized below are the fees earned by and the expenses reimbursable to the Company from related parties for the nine months ended September 30, 2016:

	PECO	NTR II	PREP and Affiliates	Necessity Retail Partners	Total
Acquisition fees	$1,111	$3,435	$—	$—	$4,546
Asset management fee (Class B unit distributions)	2,160	430	—	—	2,590
Asset management fees	12,054	6,173	—	87	18,314
Development/construction management fees	664	676	—	14	1,354
Due diligence expenses	268	722	—	25	1,015
Insurance premiums	559	359	—	—	918
Leasing commissions	5,586	2,778	—	213	8,577
Property management fees	7,456	3,484	—	197	11,137
Other fees and reimbursements	4,050	3,217	303	94	7,664
Total	$33,908	$21,274	$303	$630	$56,115

12. BENEFIT AND COMPENSATION PLANS

401(k) Plan — A wholly-owned subsidiary of PELP sponsors a 401(k) plan, which provides benefits for qualified employees. The Company’s match of the employee contributions is discretionary and has a five-year vesting schedule. The contribution to the plan for the nine months ended September 30, 2017 and 2016, was $662 and $615, respectively. All employees who have attained the age of 21 are eligible the first day of the month following their date of hire. Employees are vested immediately with respect to employee contributions.

Deferred Compensation — PELP sponsors a restricted membership plan, which provides for deferred compensation in connection with awards to employees. The awards increase in value in direct relation to the increase in fair value of the Company’s equity as defined in the plan document. The fair value of the Company’s equity is typically calculated annually by management. The membership units are redeemable in cash at the employee’s retirement or disability. The unit holders are entitled to receive distributions that are recorded as expense when declared. In the nine months ended September 30, 2017 and 2016, the Company expensed $759 and $675, respectively, related to these distributions.

Prior to January 1, 2016, awards granted by PELP under the aforementioned restricted membership plan contained a five-year cliff vesting provision in which all of the units vested for redemption five years after being awarded. As of January 1, 2016, awards granted by PELP under the plan contain a four-year graded vesting provision in which 25% of the units in a given award vest at the end of each year over a four-year period. Although units granted subsequent to December 31, 2015, contain the four-year graded vesting provision, those units that were granted through annual awards occurring prior to January 1, 2016, were not modified and will continue to vest on a cliff basis at the end of the applicable five-year period.

The liability for the deferred compensation plan as of September 30, 2017 and December 31, 2016, was $14,366 and $12,047, respectively, and is included in Accounts Payable and Other Liabilities in the combined balance sheets. The related expense for the deferred compensation plan was $6,441 and $4,460 during the nine months ended September 30, 2017 and 2016, respectively.

Equity-Based Compensation — On March 15, 2015, PELP granted 1,000 Class A profit interest units (“Class A PIUs”) to certain executives of PELP as incentive compensation. The PIUs enable the holders to share in the appreciation of the value of PELP’s assets subsequent to the grant date. As of September 30, 2017 and December 31, 2016, 100% and 80% of the Class A PIUs had vested, respectively. These units receive limited distributions based upon a calculation, which takes into account the excess of fair market value of a common unit over a threshold specified in the grant of the agreement. Upon the vesting of the units, there is an implied strike price for each unit of $23.50. PELP has the right, but not the obligation, to repurchase all or any portion of the vested Class A PIUs at a value per unit equivalent to the market value of a common unit, less the implied strike price of $23.50 per unit.

In 2016, PELP utilized the assistance of valuation specialists who used a Monte Carlo analysis to determine the fair value of the Class A PIUs, in accordance with GAAP. Based upon this analysis, PELP determined the fair value of Class A PIUs to be $1.71 per unit, or $1,710 in total. PELP expensed $63 and $339 related to the Class A PIUs during the nine months ended September 30, 2017 and 2016, respectively, in accordance with the vesting schedule of the units.

13. FAIR VALUE MEASUREMENTS

GAAP requires disclosure of the fair value of certain financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value may be based on quoted market prices for the same or similar financial instruments or on valuation techniques, such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

The estimates of fair value require the application of broad assumptions and estimates. Accordingly, any actual exchange of such financial instruments could occur at values significantly different from the amounts disclosed.

Cash and Cash Equivalents, Accounts Receivable, and Accounts Payable — The Company considers the carrying value of these financial instruments to approximate fair value because of the short period of time between origination of the instrument and their expected realization based on Level 1 inputs.

Real Estate Investments — The purchase prices of the investment properties, including related lease intangible assets and liabilities, were allocated at estimated fair value based on Level 3 inputs, such as discount rates, capitalization rates, comparable sales, replacement costs, income and expense growth rates, and current market rents and allowances as determined by management.

The Company recorded an impairment of $4,588 for the nine months ended September 30, 2017 on certain real estate assets, which have an updated carrying value of $7,008 as of September 30, 2017. The fair value of these real estate assets was measured on a nonrecurring basis using widely accepted valuation techniques including analysis of recent comparable sales transactions, actual sales negotiations, and bona fide purchase offers received from third parties less expected costs to sell. As such, the Company has determined that its valuations of impaired real estate assets are classified in Level 3 of the fair value hierarchy. No impairment on real estate assets was recorded for the nine months ended September 30, 2016.

Investments in Affiliates — On a periodic basis, the Company evaluates its investments in affiliates for impairment in accordance with ASC Topic 320, Investments – Debt and Equity Securities. The Company assesses whether there are any indicators that the value of its investments in affiliates may be impaired. An investment in an affiliate is considered impaired only if the Company determines that its estimated fair value is less than the net carrying value on an other-than-temporary basis. The Company considers various qualitative and quantitative factors to determine if there are indicators of impairment, including, but not limited to, significant deterioration in the operating performance of the investee, significant adverse changes in operating environment, and losses on sale transactions with respect to underlying assets. The Company considers various qualitative factors to determine if a decrease in the value of its investment is other-than-temporary. These factors include the Company’s intent and ability to retain its investment in the entity as well as financial condition and long-term prospects of the entity. If the Company believes that the decline in the fair value of the investment is temporary, no impairment charge is recorded. If the analysis indicates that there is an other-than-temporary impairment related to the investment in a particular entity, the carrying value of the investment will be adjusted to an amount that reflects the estimated fair value of the investment.

During the nine months ended September 30, 2017 and 2016, the Company did not identify indicators of other-than-temporary impairment that would require recording an impairment charge.

Mortgages and Loans Payable — The Company estimates the fair values of the mortgages and notes payable by discounting the future cash flows at rates currently offered for the similar debt instruments of comparable maturities by its lenders using level 3 inputs.

The following is a summary of borrowings as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Fair value	$507,687	$499,594
Recorded value(1)	506,071	496,774

(1)	Recorded value does not include deferred financing costs of $2,224 and $3,050 as of September 30, 2017 and December 31, 2016, respectively.
Derivative Instruments — The Company measures all interest rate cap agreements at fair value on a recurring basis. The fair values of the interest rate cap agreements as of September 30, 2017 and December 31, 2016, were based on the estimated amounts the Company would receive or pay to terminate the contracts at the reporting date and were determined using interest rate pricing models and interest rate related observable inputs. Although the Company determined that the significant inputs used to value its derivatives fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its counterparties and its own credit risk utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. However, as of September 30, 2017 and December 31, 2016, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

As of September 30, 2017 and December 31, 2016, the Company’s derivative assets balance was immaterial to the combined financial statements.

14. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 15, 2017, the date of issuance of these combined financial statements, to determine if either recognition or disclosure of significant events or transactions is required.

PECO Transaction — On October 4, 2017, the Company completed the PECO transaction. Under the terms of this transaction the following consideration was received in exchange for the Company’s ownership interests in 76 shopping centers, its captive insurance company, and its third-party asset management business:

Amount
Value of Operating Partnership units (“OP units”) received	$402,258
Debt assumed by PECO:(1)
Corporate debt	432,091
Mortgages and notes payable	70,837
Cash payments	25,000
Total estimated consideration	$930,186

(1)	The amounts related to debt assumed by PECO are shown at face value, but the final amounts will be recorded by PECO at fair value.

Immediately following the closing of the PECO transaction, the Company’s shareholders owned approximately 19.4% and and PECO shareholders owned approximately 80.6% of the combined company.

The terms of the transaction also include an earn-out structure with an opportunity for an additional 12.5 million OP units to be issued to PELP if certain milestones are achieved related to a liquidity event for PECO shareholders and reaching certain fundraising targets in NTR III. The fundraising targets include funds raised through both the private offering currently taking place, as well as an initial public offering.

The PECO transaction was approved by the independent special committee of PECO’s board of directors, which had retained independent financial and legal advisors. It was also approved by the Company’s shareholders, as well as PECO’s shareholders.

Dispositions — The Company sold the following properties subsequent to September 30, 2017:

Property Name	Location	Disposition Date	GLA	Consideration	Gain/(Loss)
Mountain View Station LLC	Snellville, GA	10/6/2017	99,908	$9,300	$2,770
Cedar Hills - West LLC	Cedar Hills, UT	10/27/2017	N/A	300	—
New Market Station LLC	Madison, NC	11/21/2017	172,353	1,850	(165)
				$11,450	$2,605

Equity-Based Compensation — The vested Class A PIUs were converted to common units, and the unit holders received OP units in conjunction with the PECO transaction.

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